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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)


                            Boston Properties, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   101121101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)

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-----------------------                                  -----------------------
CUSIP NO. 101121101                  13G                 Page 2 of 6 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Mortimer B. Zuckerman
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Canadian
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            9,358,930(FN1)

      SHARES       -------------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          none
     OWNED BY
                   -------------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             9,358,930(FN1)

      PERSON       -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          none
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9,358,930(FN1)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      12.3%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       2
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-----------------------                                  -----------------------
CUSIP NO.                            13G                 Page 3 of 6 Pages
-----------------------                                  -----------------------

Item 1(a).    Name of Issuer:

              Boston Properties, Inc.
              ------------------------------------------------------------------

Item 1(b).    Address of Issuer's Principal Executive Offices:

              800 Boylston Street, Boston, MA  02199-8001
              ------------------------------------------------------------------

Item 2(a).    Name of Person Filing:

              Mortimer B. Zuckerman
              ------------------------------------------------------------------

Item 2(b).    Address of Principal Business Office or, if None, Residence:

              599 Lexington Avenue, New York, NY 10022
              ------------------------------------------------------------------

Item 2(c).    Citizenship:

              Canadian
              ------------------------------------------------------------------

Item 2(d).    Title of Class of Securities:

              Common Stock
              ------------------------------------------------------------------

Item 2(e).    CUSIP Number

              101121101
              ------------------------------------------------------------------

Item 3. If This statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a) [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e) [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                                       3
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-----------------------                                  -----------------------
CUSIP NO.                            13G                 Page 4 of 6 Pages
-----------------------                                  -----------------------


     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

     (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

(a)  Amount beneficially owned:

     9,358,930(FN1)
     ---------------------------------------------------------------------------

(b)  Percent of class:

     12.3%
     ---------------------------------------------------------------------------

(c)  Number of shares as to which the person has:

     (i)   Sole power to vote or to direct the vote  9,358,930(FN1)
                                                   -----------------------------

     (ii)  Shared power to vote or to direct the vote  none
                                                     ---------------------------

     (iii) Sole power to dispose or to direct the disposition of  9,358,930(FN1)
                                                                ----------------

     (iv)  Shared power to dispose or to direct the disposition of  none
                                                                  --------------

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

                                       4
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-----------------------                                  -----------------------
CUSIP NO.                            13G                 Page 5 of 6 Pages
-----------------------                                  -----------------------


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable

Item 8.  Identification and Classification of Members of the Group.

         Not applicable

Item 9.  Notice of Dissolution of a Group.

         Not applicable

Item 10. Certifications.


         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


--------------------------------------------------------------------------------
(FN1) Includes shares of common stock ("Common Stock") of Boston Properties, Inc. (the "Issuer") that are issuable upon redemption of 7,667,160 Common Operating Partnership Units ("OPUs") of Boston Properties Limited Partnership, a Delaware limited partnership in which the Issuer is the sole general partner, 1,889,312 of which are held by certain trusts. Pursuant to the limited partnership agreement of Boston Properties Limited Partnership, OPUs are redeemable for cash, or exchangeable for shares of Common Stock at the Issuer's option on a one-for-one basis.
                                      5

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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       February 14, 2000
                                              ----------------------------------
                                                             (Date)



                                                    /s/ Mortimer B. Zuckerman
                                              ----------------------------------
                                                          (Signature)



                        Mortimer B. Zuckerman/Chairman, Boston Properties, Inc.
                      ----------------------------------------------------------
                                               (Name/Title)